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                                                                       Exhibit 5

                                  Ropes & Gray
                             One International Place
                              Boston, MA 02110-2624
                              Phone: (617) 951-7000
                               Fax: (617) 951-7050




                                  June 5, 2002



The Gillette Company
Prudential Tower Building
Boston, Massachusetts 02199

Ladies and Gentlemen:

         This opinion is being furnished to you in connection with (i) the issuance by The Gillette Company, a Delaware corporation (the "COMPANY"), in an exchange offer (the "EXCHANGE OFFER") of up to $350,000,000 in aggregate principal amount of its 4% Senior Notes due 2005 (the "EXCHANGE NOTES"), which have been registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), in exchange for up to $350,000,000 in aggregate principal amount of the Company's outstanding 4% Senior Notes due 2005 (the "ORIGINAL NOTES"), which have not been so registered, and (ii) the Registration Statement on Form S-4 (File No. 333-86334) (the "REGISTRATION STATEMENT") filed by the Company with the Securities and Exchange Commission for the purpose of registering the Exchange Notes under the Securities Act. The Original Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture dated as of March 6, 2002 (the "INDENTURE") between the Company and Bank One, N.A., as trustee.

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

         The opinions expressed herein are limited to matters governed by the laws of the State of New York.

         Based upon the foregoing, we are of the opinion that when the Registration Statement has become effective under the Securities Act and the Debt Securities have been duly executed, authenticated and delivered in accordance with the Indenture against receipt of the Original Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, such Exchange Notes will constitute the valid and binding obligations of the Company, subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity, regardless of whether applied in proceedings in equity or at law.

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The Gillette Company                   -2-                          June 5, 2002


         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the prospectus under the caption "Legal Matters."


                                                     Sincerely,

                                                     /s/ Ropes & Gray

                                                     Ropes & Gray